Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 30, 2009, with respect to the consolidated financial statements of Merriman Curhan and Ford Group, Inc., and the effectiveness of internal control over financial reporting of Merriman Curhan Ford Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

1)
Registration Statement (Form S-8 No. 333-43776) of MCF Corporation pertaining to the NetAmerica.com Corporation 1999 Stock Option Plan and Options Granted to Employees and Consultants Pursuant to Individual Agreements;

(2)
Registration Statement (Form S-8 No. 333-137913) of MCF Corporation pertaining to the Amended 2003 Stock Option and Incentive Plan, Amended 2002 Employee Stock Purchase Plan and 2006 Directors’ Stock Option and Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-109047) of MCF Corporation pertaining to the 2003 Stock Option and Incentive Plan;

(4)	Registration Statement (Form S-8 No. 333-105375) of MCF Corporation pertaining to the 2002 Employee Stock Purchase Plan; and

(5)	Registration Statement (Form S-8 No. 333-41290) of MCF Corporation pertaining to the Ratexchange Corporation 2000 Stock Option and Incentive Plan;

(6)	Registration Statement (Form S-8 No. 333-146302) of MCF Corporation pertaining to the MCF Corporation 2001 Stock Option and Incentive Plan and Amended 2003 Stock Option and Incentive Plan;

(7)	Registration Statement (Form S-3 No. 333-118708) of MCF Corporation;

(8)	Registration Statement (Form S-3 No. 333-106831) of MCF Corporation;

(9)	Registration Statement (Form S-3 No. 333-96605) of MCF Corporation; and

(10)	Registration Statement (Form S-1 No. 333-132990) of MCF Corporation.

(11)	Registration Statement (Form S-4 No. 333-138870) of MCF Corporation.

/s/ ERNST & YOUNG LLP

San Francisco, California
March 30, 2009